PRESS RELEASE

FOR IMMEDIATE RELEASE
Contact:
Mike Smith, CFA
(719) 637-5773
michael.smith@vectrus.com

Vectrus Appoints Kevin Boyle as Senior Vice President, Chief Legal Officer and General Counsel

COLORADO SPRINGS, Colo., October 17, 2018 - Vectrus, Inc. (NYSE: VEC) announced that Kevin Boyle has been appointed senior vice president, chief legal officer and general counsel. Boyle has a proven track record of delivering innovative, strategic, and business-oriented solutions to complex legal, business, and regulatory issues. Boyle succeeds Michele Tyler, who will remain employed by the Company as a senior vice president to assist the company during a transition period.

"Kevin brings deep experience and capabilities that will accelerate progress towards our strategy and business performance objectives,” said Chuck Prow, Vectrus president and chief executive officer. On behalf of all of us at Vectrus, I’d like to thank Michele for her leadership and contributions to the company over the past decade.”

Kevin was most recently senior vice president, general counsel and secretary for Vencore, Inc., a $1.2 billion provider of information solutions, cyber security, engineering and analytics for the U.S. government and intelligence community. He led Vencore through its initial public offering (IPO) and then through a strategic transaction process, resulting in the merger of Vencore with the U.S. public sector business of DXC Technology and Key Point Government Solutions to create Perspecta, Inc.

Prior to Vencore, Boyle was senior vice president, general counsel and secretary with Alion Science & Technology, a global engineering and technology solutions company for federal and international customers. Boyle also served as general counsel for MCR and Vangent, Inc. - global providers of professional services across the federal government and international markets. Earlier in his career, he held similar senior positions with public and private technology services and product companies, including General Dynamics Information Technology, Anteon International Corporation and InterWorld Corporation.

Boyle received his Juris Doctor degree from Tulane Law School and his Bachelor of Arts degree from Yale University.

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About Vectrus
Vectrus is a leading, global government services company with a history in the services market that dates back more than 70 years. The company provides facility and logistics services, and information technology and network communication services to U.S. government customers around the world. Vectrus is differentiated by operational excellence, superior program performance, a history of long-term customer relationships, and a strong commitment to their mission success. Vectrus is headquartered in Colorado Springs, Colo., and includes about 6,700 employees spanning 177 locations in 21 countries. In 2017, Vectrus generated sales of $1.1 billion. For more information, visit the company’s website at www.vectrus.com or connect with Vectrus on Facebook, Twitter, LinkedIn and YouTube.

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